Exhibit 99.1

Alpha Pro Tech Ltd.

 L T D.

ALPHA PRO TECH, LTD. ANNOUNCES FINANCIAL RESULTS FOR THE FIRST QUARTER ENDED MARCH 31, 2014

Consolidated Sales Increased 5.4% to $10.0 million in First Quarter

FOR IMMEDIATE RELEASE

Company Contact:	Investor Relations Contact:
Alpha Pro Tech, Ltd.	Hayden IR
Al Millar/Donna Millar	Cameron Donahue
905-479-0654	651-653-1854
e-mail: ir@alphaprotech.com	e-mail: cameron@haydenir.com

●

Building Supply segment sales increased $357,000, or 6.9%, to $5.5 million; 18.9% increase in sales of synthetic roof underlayment led by TECHNOply™, the Company’s new economy version of synthetic roof underlayment.

●	Selling, General and Administrative expenses decreased by 4.0% to 33.9% of sales for the quarter ended March 31, 2014, compared to 37.2% for the quarter ended March 31, 2013.
●	Net income increased to $269,000 for the quarter ended March 31, 2014, compared to $15,000 for the quarter ended March 31, 2013.
●	Basic and diluted earnings per common share for the quarters ended March 31, 2014 and 2013 were $0.01 and $0.00, respectively.

Nogales, Arizona – May 6, 2014 – Alpha Pro Tech, Ltd. (NYSE MKT: APT), a leading manufacturer of products designed to protect people, products and environments, including disposable protective apparel and building products, today announced financial results for the three months ended March 31, 2014.

Consolidated sales for the first quarter increased 5.4% to $10.0 million from $9.5 million for the comparable quarter of 2013. Building Supply segment sales for the three months ended March 31, 2014 increased by 6.9% to $5.5 million, compared to $5.2 million for the same period of 2013. The sales mix of the Building Supply segment for the three months ended March 31, 2014 was 62% for synthetic roof underlayment, 34% for housewrap and 4% for other woven material. This compared to 57% for synthetic roof underlayment, 40% for housewrap and 3% for other woven material for the first quarter of 2013. Sales for the Disposable Protective Apparel segment for the three months ended March 31, 2014 increased 4.5% to $3.4 million, compared to $3.2 million for the same period of 2013. Infection Control segment sales for the three months ended March 31, 2014 increased by 0.5% to $1.07 million.

Al Millar, President of Alpha Pro Tech, commented, “The increase in Building Supply segment sales was primarily due to an 18.9% increase in sales of synthetic roof underlayment. These increases were partially offset by an 8.7% decrease in sales of REX™ Wrap house wrap. Sales of house wrap were negatively affected by extended and harsher than normal winter conditions that affected construction activity in many of the markets where our products are used.”

Mr. Millar continued, “In addition, in the first quarter of 2014, TECHNOply™, the economy version of our synthetic roof underlayment, which was introduced in 2012, had approximately two and one half times the sales of the product during the same period in 2013. Sales of REXTM Synfelt synthetic roof underlayment, our premium synthetic roof underlayment, also grew by 5.4% in the first quarter of 2014. We believe that the outlook for the Building Supply segment is encouraging and that we are positioned to take advantage of growth prospects as the housing market continues its recovery. We will continue to introduce new products in our Building Supply segment as we see opportunities arise.”

Mr. Millar concluded, “Sales for the Disposable Protective Apparel segment increased by 4.5% primarily due to an increase in sales of disposable protective apparel to national and regional distributors, partially offset by a decrease in sales to our major international supply chain partner. Management is emphasizing a more diversified and broader distribution strategy for our Critical Cover® protective apparel product line.”

Gross profit for the three months ended March 31, 2014 decreased by 1.4% to $3.6 million, with a 36.3% gross profit margin, compared to $3.7 million, with a 38.8% gross profit margin, for the same period in 2013. The gross profit margin was negatively affected by a decrease in the Disposable Protective Apparel segment margin, due to competitive pricing pressure in the marketplace.

Selling, general and administrative expenses decreased by 4.0% to $3.4 million for the first quarter of 2014 from $3.5 million for the same quarter of 2013. As a percentage of net sales, selling, general and administrative expenses decreased to 33.9% for the three months ended March 31, 2014 from 37.2% for the same period of 2013. Corporate unallocated expenses were down $155,000, or 12.0%, primarily due to a 2013 severance payment accrual for manufacturing personnel that were not replaced, as we restructured some job functions.

Net income for the three months ended March 31, 2014 increased to $269,000, compared to $15,000 for the same period in 2013, an increase of $254,000. Net income as a percentage of net sales for the three months ended March 31, 2014 and 2013 was 2.7% and 0.2%, respectively. Basic and diluted earnings income per common share for the three months ended March 31, 2014 and 2013 were $0.01 and $0.00, respectively.

The consolidated balance sheet remained strong with a current ratio of 23:1 as of March 31, 2014, compared to 19:1 as of December 31, 2013. The Company completed the first quarter of 2014 with working capital of $31.2 million.

Lloyd Hoffman, the Company’s Chief Financial Officer, commented, “Cash and cash equivalents decreased by 40.8%, or $3.4 million, to $4.9 million as of March 31, 2014, compared to $8.2 million as of December 31, 2013. The decrease was primarily due to payments for the repurchase of common stock and extended payment terms provided on most Building Supply segment sales through February 2014 to remain competitive. We began this program in November 2013, and the majority of the receivables are due to be collected in April and May, which should improve our cash position in the second quarter of 2014. As a result, DSOs (Days Sales Outstanding) was 55 days, compared to 47 days as of December 31, 2013.”

Inventory increased by $342,000, or 2.4%, to $14.5 million as of March 31, 2014 from $14.1 million as of December 31, 2013. The increase was primarily due to an increase in inventory for the Building Supply segment of $826,000, or 14.3%, to $6.6 million, offset by a decrease in inventory for the Disposable Protective Apparel segment of $446,000, or 8.7%, to $4.7 million, and a decrease in inventory for the Infection Control segment of $38,000, or 1.2%, to $3.2 million.

Mr. Hoffman concluded, “As of March 31, 2014, we had $1,018,000 available for additional stock purchases under our stock repurchase program. For the three months ended March 31, 2014, we repurchased 269,200 shares of common stock at a cost of $577,000. As of March 31, 2014, we had repurchased a total of 10,794,178 shares of common stock at a cost of $14,944,000 through our repurchase program. We retire all stock upon its repurchase. Future repurchases are expected to be funded from cash on hand and cash flows from operating activities.”

The Company currently has no outstanding debt and maintains an unused $3.5 million credit facility. The Company believes current cash balances and the borrowings available under its credit facility will be sufficient to satisfy projected working capital needs and planned capital expenditures for the foreseeable future.

About Alpha Pro Tech, Ltd.

Alpha Pro Tech, Ltd. is the parent company of Alpha Pro Tech, Inc. and Alpha ProTech Engineered Products, Inc. Alpha Pro Tech, Inc. develops, manufactures and markets innovative disposable and limited-use protective apparel products for the industrial, clean room, medical and dental markets. Alpha ProTech Engineered Products, Inc. manufactures and markets a line of construction weatherization products, including building wrap and roof underlayment. The Company has manufacturing facilities in Salt Lake City, Utah; Nogales, Arizona; Valdosta, Georgia; and a joint venture in India. For more information and copies of all news releases and financials, visit Alpha Pro Tech's Website at http://www.alphaprotech.com.

Certain statements made in this press release constitute “forward-looking statements” within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements include any statement that may predict, forecast, indicate or imply future results, performance or achievements instead of historical facts and may be identified generally by the use of forward-looking terminology and words such as “expects,” “anticipates,” “estimates,” “believes,” “predicts,” “intends,” “plans,” “potentially,” “may,” “continue,” “should,” “will” and words of similar meaning. Without limiting the generality of the preceding statement, all statements in this press release relating to estimated and projected earnings, margins, costs, expenditures, cash flows, sources of capital, growth rates and future financial and operating results are forward-looking statements. We caution investors that any such forward-looking statements are only estimates based on current information and involve risks and uncertainties that may cause actual results to differ materially from the results contained in the forward-looking statements. We cannot give assurances that any such statements will prove to be correct. Factors that could cause actual results to differ materially from those estimated by us include the risks, uncertainties and assumptions described from time to time in our public releases and reports filed with the Securities and Exchange Commission, including, but not limited to, our most recent Annual Report on Form 10-K. We also caution investors that the forward-looking information described herein represents our outlook only as of this date, and we undertake no obligation to update or revise any forward-looking statements to reflect events or developments after the date of this press release. Given these uncertainties, investors should not place undue reliance on forward-looking statements as a prediction of actual results.

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Condensed Consolidated Balance Sheets (Unaudited)

	March 31, 2014	December 31, 2013 (1)
Assets
Current assets:
Cash and cash equivalents	$4,864,000	$8,215,000
Investments	2,231,000	1,606,000
Accounts receivable, net of allowance for doubtful accounts of $99,000 and $85,000 as of March 31, 2014 and December 31, 2013, respectively	7,135,000	5,071,000
Inventories	14,482,000	14,140,000
Prepaid expenses	3,259,000	2,968,000
Deferred income tax assets	640,000	640,000
Total current assets	32,611,000	32,640,000

Property and equipment, net	2,938,000	3,068,000
Goodwill	55,000	55,000
Definite-lived intangible assets, net	87,000	92,000
Equity investments in unconsolidated affiliate	2,818,000	2,708,000
Total assets	$38,509,000	$38,563,000

Liabilities and Shareholders' Equity
Current liabilities:
Accounts payable	$847,000	$689,000
Accrued liabilities	583,000	1,036,000
Total current liabilities	1,430,000	1,725,000

Deferred income tax liabilities	1,412,000	1,257,000
Total liabilities	2,842,000	2,982,000

Shareholders' equity:
Common stock, $.01 par value: 50,000,000 shares authorized; 18,638,909 and 18,878,109 shares outstanding as of March 31, 2014 and December 31, 2013, respectively	186,000	189,000
Additional paid-in capital	18,476,000	18,994,000
Accumulated other comprehensive income	963,000	625,000
Retained earnings	16,042,000	15,773,000
Total shareholders' equity	35,667,000	35,581,000
Total liabilities and shareholders' equity	$38,509,000	$38,563,000

(1)     The condensed consolidated balance sheet as of December 31, 2013 has been prepared using information from the audited balance sheet as of that date.

Condensed Consolidated Statements of Income (Unaudited)

	For the Three Months Ended March 31,
	2014	2013

Net sales	$9,956,000	$9,450,000

Cost of goods sold, excluding depreciation and amortization	6,346,000	5,787,000
Gross profit	3,610,000	3,663,000

Operating expenses:
Selling, general and administrative	3,371,000	3,512,000
Depreciation and amortization	188,000	181,000
Total operating expenses	3,559,000	3,693,000

Income (loss) from operations	51,000	(30,000)

Other income :
Equity in income of unconsolidated affiliate	110,000	33,000
Gain on investments in common stock and common stock warrants	191,000	-
Interest income	3,000	1,000
Total other income	304,000	34,000

Income before provision (benefit) for income taxes	355,000	4,000

Provision (benefit) for income taxes	86,000	(11,000)

Net income	$269,000	$15,000

Basic earnings per common share	$0.01	$0.00

Diluted earnings per common share	$0.01	$0.00

Basic weighted average common shares outstanding	18,859,834	19,715,775

Diluted weighted average common shares outstanding	19,163,050	19,749,157

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